                                                                   Exhibit 16(c)

                          BLACKROCK DISTRIBUTORS, INC.
                                CODE OF CONDUCT
                                JANUARY __, 2001

This Code of Conduct has been adopted by the Firm's Board of Directors for the purpose of avoiding and preventing certain actions constituting conflicts of interest with the investment activities of a Fund or Funds for which the Firm acts as distributor. This Code of Conduct applies to all officers, directors, employees or associated persons of the Firm. The terms and conditions of this Code shall supersede those of the PFPC Worldwide, Inc. Code of Conduct (the "PFPC Code") to the extent that any term or condition of this Code is inconsistent with the PFPC Code.

I.   Definitions
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     The following definitions shall apply herein:

     1. "Access Person" shall mean any Firm director or officer who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by a Fund for which the Firm acts as distributor, or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to such Fund regarding the purchase or sale of Covered Securities. An individual shall be considered as Access Person only with respect to the Fund to which the foregoing definition applies. A list of the current Access Persons is attached to this Code as Appendix A.

     2. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Application of this definition is explained in more detail in Appendix B hereto.

     3.  "Code" shall mean this Code of Conduct.

     4. "Covered Security" (in the plural, "Covered Securities") shall mean any security or securities referred to in Section 2(a)(36) of the Investment Company Act of 1940 (the "1940 Act") (including any option, contract, warrant or exercisable right to purchase or sell any security) with the following exceptions: direct obligations issued or guaranteed by the United States; short-term securities issued or guaranteed by an agency or instrumentality of the United States; commercial paper; bankers' acceptances; bank certificates of deposit; commercial paper and high quality short-term debt instruments, including repurchase agreements; shares of open-end registered investment companies; and any other securities excepted by Rule 17j-1 under the 1940 Act.

     5.  "Firm" shall mean BlackRock Distributors, Inc.

     6. "Designated Person" shall mean any person designated by the Firm to be authorized to take actions to carry out policies and procedures set forth in the Code. As of the date of this Code, the President and Chief Compliance Officer for the Firm has been named the Designated Persons.

     7. "Employee" (in the plural, "Employees") shall mean each person registered as a representative of the Firm with the National Association of Securities Dealers, Inc.

     8. "Fund" (in the plural, "Funds") shall mean any registered investment company or investment portfolio for which the Firm acts as distributor.

     9. "Material Information" shall mean information (i) which can reasonably be expected to have a material impact on the financial condition or operations of a Firm or (ii) which an investor would consider important in determining whether to buy or sell securities of an issuer.

     10. "Personal Account" shall mean any account used for the purchase and sale of securities in which an Employee has a direct or indirect Beneficial Ownership.

     11. "Purchase or Sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

     12. "Security Held or to be Acquired by the Fund" shall mean any Covered Security, which, within the most recent 15 days: (a) is being held by the Fund; or (b) is being or has been considered by the Fund or its investment adviser for purchase by the Fund, and any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.

II.  Reporting Requirements
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     A.  Initial Holdings Reports
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     No later than 10 days after a person becomes an Access Person, every Access Person must file with the Chief Compliance Officer an initial holdings report which shall set forth the following information:

     (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

     (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

     (c)  the date that the report is submitted by the Access Person.

     A sample of the form of report is attached to this Code as Appendix C.

     B.  Quarterly Transaction Reports
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     Every Access Person must file with the Chief Compliance Officer not later than 10 days after the end of each calendar quarter a confidential personal securities transaction report for such quarter setting forth for every transaction in a Covered Security in the Access Person's Personal Account the following information:

     (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

     (b) the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition including gifts, exercise of conversion rights, exercise or sale of subscription rights, reinvestment of dividends and receipt of stock splits or stock dividends);

     (c)  the price at which the transaction was effected;

     (d) the name of the broker, dealer, bank, other corporation, or person with or through whom the transaction was effected; and

     (e)  the date the report is submitted by the Access Person.

     A sample of the form of report is attached to this Code as Appendix D.

     An Access Person need not make a quarterly transaction report if the report would duplicate information contained in the broker trade confirmations or account statements received by the Firm with respect to the Access Person, if all of the information required is contained in the broker trade confirmations or accounts statements or the records of the Firm.

     C.  Annual Holdings Reports
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     Annually every Access Person must file with the Chief Compliance Officer a confidential personal securities transaction report (which must be current as of a date no more than 30 days before the report is submitted) setting forth for every transaction in a Covered Security in the Access Person's Personal Account the following information:

     (a) the title, number of shares and principal amount of each Covered Security in which the Access person had an direct or indirect beneficial ownership;

     (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

     (c) the date the report is submitted by the Access Person.

     A sample of the form of report is attached to this Code as Appendix E.

     D.  Statement Regarding Beneficial Ownership
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     Any such report may contain a statement to the effect that such report shall not be construed as an admission by the reporting person as to any direct or indirect beneficial ownership of the Security or Securities to which the report relates.

     E.  Exception to Reporting Requirements
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     No Access Person shall be required to make the foregoing report where the Firm (i) is not an affiliated person of any Fund or any investment adviser of any Fund and (ii) has no officers, directors or general partners who serve as officers, directors or general partners of such Fund or any such investment adviser. As of the date of this Code, the foregoing exception to reporting applies to all Access Persons. The Designated Supervisory Person shall notify all Access Persons immediately in the event that the exception to the reporting requirement is no longer applicable.

III. Restrictions on Personal Securities Transactions by Employees
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     A.  Unlawful Actions
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     It is unlawful for any Employee, Firm director or Firm officer, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund:

     (a) to employ any device scheme or artifice to defraud the Fund;

     (b) to make any untrue statement of a material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances in which they are made, not misleading;

     (c) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

     (d) to engage in any manipulative practice with respect to the Fund.

     B.  Trading Restrictions During Certain Periods
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     No Employee, Firm director or Firm officer may, directly or indirectly, purchase or sell a Covered Security for his or her Personal Account if such individual knows or, in the ordinary course of fulfilling his or her duties as an Employee, Firm director or Firm officer, should know that (i) a purchase or sale of such Covered Security by a Fund is being considered by the Fund or its investment adviser, or (ii) during the five (5) business day period immediately preceding the date of the transaction in a Covered Security by the Employee, Firm director or Firm officer, such Security was purchased or sold by a Fund.

     C.  Trading Restrictions While in Possession of Non-Public Material
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     Information
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     No Employee, Firm director or Firm officer may, directly or indirectly, purchase or sell a Covered Security for his or her Personal Account while such individual possesses non-public Material Information relating to that Covered Security or its issuer. The most common examples of information that is "non-public" are: (i) information that has neither been published by any news agency nor filed with the Securities and Exchange Commission as part of a publicly available filing and (ii) information that has been discussed only within the confines of a board meeting.

     D.  Violations
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     Any Employee, Firm officer or Firm director who has violated Sections III
(A), (B) or (C) of the Code or who knows of such a violation by another Employee, Firm director or Firm officer shall immediately notify the Designated Person, in writing, of such violation.

     E.  General
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     Apart from the specific restrictions set forth in Sections II and III of the Code, purchases and sales should be arranged in such a way as to avoid transactions contrary to the intent of this Code. Any attempt by an Employee, Firm director or Firm officer to do indirectly what this Code is meant to prohibit will be deemed a direct violation hereof. If there is any doubt whether your transactions may be in conflict with the intent of this Code you should check before buying or selling with the Designated Person.

     F.  Registered Investment Adviser Employees
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     Certain associated persons of the Firm may also be employees of a registered investment adviser and, accordingly, subject to codes of conduct, including restrictions on personal securities transactions, more stringent than those set forth in this Code. The Firm will rely on the registered investment advisers to enforce their codes of conduct.

     G.  Sanctions
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     If the Designated Person determines that a violation of the Code has occurred, she shall so advise the Firm's Board of Directors for referral to the Executive Management Committee of PFPC Worldwide, Inc., the parent of the Firm (the "Committee"). The Committee may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or
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termination of the employment of the violator. In any event, (i) any Employee, Firm director or Firm officer who violates Section III (A) or (B) of the Code shall be subject to disciplinary action which may include termination of registration with the Firm and (ii) any profit realized from a securities transaction that violates Section III (A) or (B) of the Code shall be disgorged as directed by the Committee.

IV.  Annual Certification
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     On an annual basis, each Employee, Firm director and Firm officer shall certify in writing that such individual has read and understands the Code and has complied with all of its provisions during the preceding year in which the Code was in effect. The annual certification is attached to the Code. (Upon employment, each employee will receive the Code and sign an initial "Certification of Receipt.")

V.   Miscellaneous
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     A.  Administration of the Code
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     1. The Firm shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

     2. No less frequently than annually, the Firm shall furnish to the Fund's board of directors a written report that

         (a) describes any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to material violations; and

         (b) certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

     B.  Records
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     1. The Firm shall maintain records in the manner and to the extent set forth below, which records may be maintained in any manner described in Rule 31a-2(f)(1) under the 1940 Act, as follows:

         (a) a copy of the Code and any other code which is, or at any time within the past five years has been in effect, shall be preserved in an easily accessible place;

         (b) a record of any violation of the Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (c) a copy of each certification made by an Employee, Firm director or Firm officer pursuant to the Code (including any information provided in lieu of reports under Section II(B) of the Code) shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place;

         (d) a record of all persons, currently or within the last five years, who are or were required to make reports under Section II of the Code, or who are or were responsible for reviewing these reports, shall be preserved in an easily accessible place; and

         (e) a copy of each report required by Section V(A)(2) shall be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

     2. The Firm shall make such records available for examination at the Firm headquarters by representatives of the Securities and Exchange Commission at such time as said representatives may reasonably request.

     3.  Except as may be required pursuant to Section III (E) and Section V
(A)(2) of the Code, all reports and any other information of a personal nature shall be treated as confidential by the Designated Supervisory Person.

     C.  Interpretation of Code
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     The Designated Person in consultation with the Firm's Chief Legal Officer shall determine how the provisions of the Code shall be interpreted, and may from time to time establish administrative procedures to assist in carrying out the intent of the Code.

                                   APPENDIX A

                             LIST OF ACCESS PERSONS

          NAME                                TITLE                           ACCESS PERSON?
          ----                                -----                           --------------
Robert Crouse                      Director                                         No*
Gary Gardner                       Director, President & Chief                      No*
                                   Executive Officer
Joseph Gramlich                    Chairman                                         No*
Francis Koudelka                   Director, Vice President                         No*
Rita Adler                         Vice President, Chief Compliance                 No*
                                   Officer, Assistant Secretary and
                                   Assistant Clerk
Christine Ritch                    Chief Legal Officer, Secretary &                 No*
                                   Clerk
Craig Stokarski                    Treasurer                                        No*
Bradley Stearns                    Assistant Secretary & Assistant                  No*
                                   Clerk
Doug Castagna                      Controller & Assistant Treasurer                 No*

*Not an Access Person because (1) such person does not in the ordinary course of his/her business make, participate in or obtain information regarding the purchase or sale of securities for a Fund; and (2) such person's duties as part of the ordinary course of his/her business do not relate to the making of any recommendation to such Fund regarding the purchase or sale of securities.

                                  APPENDIX B

This Code of Conduct relates to the purchase or sale of securities of which a person has a direct or indirect "beneficial ownership" except for purchases or sales in accounts over which the person has no direct or indirect influence or control as described below.

Beneficial Ownership

"Beneficial ownership" means that one directly or indirectly, by written or unwritten understanding, has a (or shares a direct or indirect) financial interest regardless of who is the owner of record. Financial interest means the opportunity, directly or indirectly, to participate in the risks and rewards of a transaction. Securities owned by a person or by a trust of which one has a beneficial ownership or a similar arrangement include, but are not limited to:

(1) Securities owned by your spouse, your minor children and relatives of you and your spouse who live in your home, including trusts of which such persons are beneficiaries (other than interests in a trust over which neither you nor such person has any direct or indirect influence or control over investments);

(2) A proportionate interest in securities held by a partnership of which you are a general partner;

(3) Securities in which you have a right to dividends that is separated or separable from the underlying securities;

(4) Securities that you have a right to acquire through the exercise or conversion of another security, whether or not presently exercisable; and

(5) Securities held in accounts from which you receive a performance related fee based on less than one year's performance.

You do not have a financial interest in securities held by a corporation of which you are not a controlling shareholder and do not have or share investment control over its portfolio.

No Influence or Control

The Code does not apply to purchases and sales of securities effected in any account over which you do not have "any direct or indirect influence or control". However, this "no direct or indirect influence or control" exception is limited to few situations. The principal one is that described in paragraph
(1) above, where securities are held in a trust, in which you have a beneficial interest, but where you are not the Trustee and have no control or influence over the Trustee.